UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange of 1934 (Amendment No.                     )

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TARRAGON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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TARRAGON CORPORATION
1775 Broadway, 23rd Floor
New York, New York 10019
(212) 949-5000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 15, 2005

     Please join us for the Annual Meeting of Shareholders of Tarragon Corporation on Wednesday, June 15, 2005 at 9:00 a.m., local New York City time, at the NASDAQ Stock Market, 4 Times Square (43rd and Broadway), New York, New York 10036, to consider and take action on the following items:

1.	Election of nine directors;

2.	Ratification of the selection of Grant Thornton LLP as independent auditors for the fiscal year ending December 31, 2005; and

3.	Transaction of any other business properly brought before the Annual Meeting or any adjournment thereof.

     You are cordially invited to attend the Annual Meeting in person.

     You must be a shareholder of record at the close of business on April 15, 2005, to vote at the Annual Meeting.

     Your vote is important. Accordingly, whether or not you plan to attend the Annual Meeting, please sign, date and promptly return the enclosed proxy card in the envelope provided.

Dated: May 2, 2005	BY ORDER OF THE BOARD OF DIRECTORS

/s/ Kathryn Mansfield
Kathryn Mansfield
Executive Vice President,
Secretary and General Counsel

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
PROPOSAL 1
AUDIT COMMITTEE
PROPOSAL 2
MANAGEMENT
EXECUTIVE COMPENSATION COMMITTEE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PERFORMANCE GRAPH
FINANCIAL STATEMENTS
OTHER MATTERS
SHAREHOLDER COMMUNICATIONS WITH DIRECTORS
FUTURE PROPOSALS OF SHAREHOLDERS
SOLICITATION OF PROXIES

TARRAGON CORPORATION
1775 Broadway, 23rd Floor
New York, New York 10019
(212) 949-5000

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 15, 2005

     The Board of Directors of Tarragon Corporation is soliciting proxies to be used at our annual meeting of shareholders, which will be held on Wednesday, June 15, 2005 at 9:00 a.m., local New York City time, at the NASDAQ Stock Market, 4 Times Square (43rd and Broadway), New York, New York 10036. This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about May 5, 2005.

GENERAL INFORMATION

What is a proxy?

     A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

What is a proxy statement?

     It is a document that SEC regulations require us to give to you when we ask you to sign a proxy card to vote your stock at the annual meeting.

What is the purpose of the annual meeting?

     At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting, including the election of directors and ratification of the selection of our independent auditors. Also, management will report on Tarragon’s performance during the last fiscal year, and respond to questions from shareholders.

Who is entitled to vote at the annual meeting?

     You are entitled to vote at the annual meeting and any adjournments or postponements of the meeting if you are a holder of record of our common stock, par value $0.01 per share, as of the close of business on April 15, 2005, which our Board of Directors has established as the “Record Date.” As of the Record Date, there were 24,304,638 shares of common stock outstanding. You are entitled to one vote for each share of Tarragon common stock you hold on the Record Date.

What is the difference between a shareholder of record and a “street name” holder?

     If your shares of Tarragon common stock are registered in your name with American Stock Transfer & Trust Company (our stock transfer agent) then you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, and the shares are held in “street name.”

How do I vote my shares?

     If you are a shareholder of record, you can vote in person at the annual meeting or you can vote by proxy. To vote by proxy, you must sign, date and return the enclosed proxy card to American Stock Transfer & Trust Company in the envelope provided prior to the annual meeting. You may revoke a proxy at any time before it is exercised by delivering written notice of revocation to our corporate secretary, or by signing and delivering a proxy card bearing a later date. You may also attend the annual meeting, withdraw your proxy before it is exercised, and vote in person.

     If you hold your shares in “street name” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee should have enclosed a voting instruction card for you to use to direct the broker or nominee how to vote your shares. If you are a beneficial owner and you intend to vote in person at the annual meeting, you should obtain a legal proxy or power of attorney from your broker or nominee and present it to the inspector of elections at the annual meeting to establish your right to vote your shares.

What am I voting on?

     You will be voting on the following matters:

1.	Election of nine (9) directors to serve until the next annual meeting of shareholders;

2.	Ratification of the selection of Grant Thornton LLP as independent auditors for fiscal year 2005; and

3.	Any other business that may properly come before the meeting.

What are my choices when voting?

     In the election of directors, you may vote for all nominees, withhold authority for voting for all of the nominees, or withhold authority for voting for any individual nominee. With respect to the ratification of the selection of Grant Thornton LLP as independent auditors for fiscal year 2005, you may vote for the proposal, against the proposal, or abstain from voting on the proposal.

What are the Board’s recommendations?

     The Board of Directors recommends a vote FOR all of the nominees for director (Proposal 1), and FOR the ratification of Grant Thornton LLP as independent auditors (Proposal 2).

What if I don’t specify how I want my shares voted?

     Unless you instruct otherwise, your proxy will vote your shares FOR the election of each of the nominees for director, and FOR the ratification of Grant Thornton LLP as independent auditors, as recommended by the Board of Directors.

What percentage of the vote is required for approval of a proposal?

     The holders of a majority of the outstanding shares of common stock entitled to vote must be represented at the annual meeting in person or by proxy to constitute a quorum for the transaction of business at the annual meeting.

     In order to be elected as a director, each nominee must receive the affirmative vote of a plurality of the votes cast at the annual meeting (Proposal 1). The affirmative vote of a majority of the votes cast is required to ratify the selection of Grant Thornton LLP as independent auditors (Proposal 2).

     Votes withheld from the election of any nominee for director and abstentions will be treated as shares that are present and entitled to vote for the purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on that matter. If a broker does not receive voting instructions from the beneficial owner of shares and indicates on the proxy that it does not have discretionary authority to vote on that matter, those shares will be considered as present and entitled to vote with respect to that matter, but will not be counted in the number of votes cast FOR or AGAINST the matter.

     As of the Record Date, our management and affiliates held 12,680,435 shares representing approximately 52.2% of our total shares outstanding. Management intends to vote all of its shares for the election of each of the nine nominees for director, and FOR the ratification of Grant Thornton LLP as independent auditors, as recommended by the Board of Directors.

PROPOSAL 1

ELECTION OF DIRECTORS

     Nine directors will be elected at this year’s annual meeting. Each director elected will serve until the next annual meeting of shareholders or until a successor has been elected or approved.

Nominees

     All of the nominees are currently members of our Board of Directors. Each of the nominees has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected. Your proxy will vote your shares for the election of each of the nominees unless you instruct otherwise. If any nominee is unable or unwilling to serve (an event which is not anticipated), then your proxy may vote for any substitute nominee proposed by the Board of Directors.

     The Board of Directors recommends that you vote FOR each of the following nominees for election as a director:

     Willie K. Davis (73) has served as a director of Tarragon since April 1997. He was a member of the Board of Trustees of Vinland Property Trust from October 1988 to July 1997, and a member of the Board of Trustees of National Income Realty Trust from October 1988 to March 1995. He served as President (from 1971 to 1985) and Chairman and 50% shareholder (from 1985 -2000) of Mid-South Financial Corporation, the holding company for Mid-South Mortgage Company and Gibbs Mortgage Company, as well as President (from 1978 to 1995) and Chairman and sole shareholder (from 1995 - 1999) of FMS, Inc., a property management and real estate development firm. He has been a director of Southtrust Bank of Middle Tennessee since 1987.

     Richard S. Frary (57) has served as a director of Tarragon since April 2004. Mr. Frary was a founding partner of Tallwood Associates, Inc., a New York City-based private investment firm (since 1990). From July 1979 to January 1990, Mr. Frary served as a Managing Director of Drexel Burnham Lambert, Inc., where he was head of the Corporate Finance Department’s real estate group and a member of the Department’s Executive Committee. A graduate of The Johns Hopkins University, Mr. Frary holds a Masters of Business Administration from Harvard Business School and is a Certified Public Accountant. Mr. Frary is a trustee of The Johns Hopkins University.

     William S. Friedman (61) (Affiliated) has served as Chief Executive Officer and a director of Tarragon since April 1997. He has also served as Chairman of the Board of Directors since December 2000, and as President from April 1997 through June 2004. He previously served as a Trustee (from March 1988), Chief Executive Officer (from December 1993), President (from December 1988), acting Chief Financial Officer (from May 1990 to February 1991), Treasurer (from August to September 1989), and acting Principal Financial and Accounting Officer (from December 1988 to August 1989) of Vinland Property Trust (until July 1997) and National Income Realty Trust (until

November 1998).

     Lance Liebman (63) has been a director of Tarragon since December 1998. He also served as a Trustee of National Income Realty Trust from March 1994 to November 1998. Mr. Liebman is the William S. Beinecke Professor of Law at Columbia Law School and the Director of the Parker School of Foreign and Comparative Law. He also serves as Director of the American Law Institute. He was the Dean of Columbia Law School from 1991 to 1996, and he served as Assistant Professor, Professor and Associate Dean of Harvard Law School from 1970 to 1991. He has been a director of the Greater New York Insurance Co. (both mutual and stock companies) since 1991; a director of Brookfield Financial Properties, Inc. since 1996; and a director of Brookfield Properties Corp. since 2003. He has been an attorney at law since 1968.

     Robert C. Rohdie (64) (Affiliated) has been a director of Tarragon and President and Chief Executive Officer of Tarragon Development Corporation, a wholly owned subsidiary of Tarragon responsible for real estate development and renovation projects, since February 2000. Since 1988, Mr. Rohdie has also served as President of Rohdhouse Investments, Inc., his wholly owned real estate development company, which acted as Tarragon’s joint venture partner in new construction and development projects from 1997 through 2000. Mr. Rohdie has been an attorney at law since 1965.

     Robert P. Rothenberg (46) (Affiliated) has been a director and the Chief Operating Officer of Tarragon since September 2000, and President of Tarragon since June 2004. Mr. Rothenberg has been the managing member of APA Management LLC, a real estate investment and management company, since 1994. He is also a Managing Member of Ansonia LLC, which together with Tarragon has acquired close to 2600 apartments in the State of Connecticut since 1997. Mr. Rothenberg was a co-managing member of Accord Properties Associates, LLC, which managed the Ansonia portfolio in Connecticut until it was acquired by Tarragon in January 2001. Mr. Rothenberg graduated from the Harvard Business School with a Masters of Business Administration in June 1984.

     Lawrence G. Schafran (66) has been a director of Tarragon since December 1998. He was a Trustee of National Income Realty Trust from March 1995 to November 1998. Mr. Schafran has been Managing General Partner of L.G. Schafran & Associates, a real estate investment and development firm in New York City, since 1984. He has been the Managing Director of Providence Capital, Inc. since July 2003. He served as Chairman of the Board (from January 1996 to January 2003) and Co-Chief Executive Officer (from January 2000 to January 2003) of Delta-Omega Technologies, Inc., a specialty chemical company based in Broussard, Louisiana. He also served as Co-Liquidating Trustee (from January to September 2003) of the Banyan Strategic Realty Trust, a NASDAQ traded equity REIT. He has been a director of PubliCARD, Inc. since 1986 and a director of WorldSpace, Inc. since April 2000.

     Raymond V.J. Schrag (59) has been a director of Tarragon since December 1998. He was a Trustee of Vinland Property Trust from October 1988 to May 1995, and of National Income Realty Trust from October 1988 to November 1998. Mr. Schrag has been an attorney in private practice in New York City since 1973.

     Carl B. Weisbrod (60) has been a director of Tarragon since December 1998. He also served as Chairman of the Board of Directors from December 1998 to December 2000. He was Chairman of the Board of Trustees of National Income Realty Trust from February 1994 to November 1998, and a member of the Board of Trustees of Vinland Property Trust from February 1994 to May 1995. Mr. Weisbrod has served as President of Alliance for Downtown New York, Inc. since 1994 and as a trustee of the Ford Foundation since 1996. He also serves as the President of the Downtown-Lower Manhattan Association.

Independent Directors

          The Board has determined that Messrs. Davis, Liebman, Schafran, Schrag and Weisbrod are “independent directors” within the meaning of the NASDAQ Marketplace Rules. The independent directors meet in executive session without members of management present following most Board meetings. The independent directors have appointed Carl Weisbrod as the director to preside over these executive sessions.

Board Meetings and Committees

          During the fiscal year ended December 31, 2004, the Board of Directors held four regular meetings, four special meeting, and acted by written consent twice. Each of the directors attended at least 75% of the aggregate of all meetings held by the Board and all meetings held by the committees of the Board, if any, upon which such director served during the period of time that such person served on the Board or such committee.

          The Board has an Audit Committee, an Executive Compensation Committee and a Corporate Governance and Nominating Committee.

          The Audit Committee of the Board of Directors is composed of three independent directors and currently consists of Lawrence G. Schafran (Chairman), Raymond V.J. Schrag and Willie K. Davis. The Board of Directors has determined that each of the members of the Audit Committee is independent, as that term is defined under the NASDAQ Marketplace Rules relating to audit committees, and meets the experience requirements of the NASDAQ Marketplace Rules, as well as the requirements of Rule 10A-3 under the Securities Act of 1934. In addition, the Board has determined that Mr. Schafran qualifies as an “audit committee financial expert” within the meaning of Item 401(h) of Regulation S-K under the federal securities laws, and as defined in the NASDAQ Marketplace Rules. The Audit Committee serves as a line of communication between the independent auditors, our internal accounting staff, and the Board of Directors. The Audit Committee operates under a written charter adopted by the Board of Directors on April 7, 2000, which is posted on our website at www.tarragoncorp.com and is also available to shareholders upon written request to our corporate secretary. The Audit Committee makes recommendations to the Board concerning the engagement of independent auditors, considers the independence of the independent auditors, reviews with the independent auditors the plans and results of the audit engagement, considers the range of audit and non-audit fees, and reviews and reassesses the committee charter for adequacy on an annual basis. The Audit Committee met five times during 2004, and acted once by written consent.

     The Executive Compensation Committee currently consists of Carl Weisbrod (Chairman), Lawrence G. Schafran, Raymond V. J. Schrag and Lance Liebman. The Executive Compensation Committee oversees our compensation policies and practices, makes recommendations to the Board for the compensation of our senior executive officers, administers our option plans and authorizes option and other stock based grants under those plans. The Executive Compensation Committee has a written charter that was adopted by the Board of Directors effective April 15, 2000, which is posted on our website at www.tarragoncorp.com and is also available to shareholders upon written request to our corporate secretary. The Executive Compensation Committee met once and acted by written consent three times during 2004.

     The Corporate Governance and Nominating Committee currently consists of Raymond V.J. Schrag (Chairman), Lawrence G. Schafran and Willie K. Davis. The Corporate Governance and Nominating Committee is responsible for identifying, evaluating and recommending to the Board individuals qualified to serve as directors. The Committee is also charged with the responsibility to prepare and supervise the Board’s annual review of director independence, to review and make recommendations concerning appropriate corporate governance guidelines and to monitor the operation and effectiveness of the corporate governance guidelines implemented by the Board. The Corporate Governance and Nominating Committee has a written charter that was adopted by the Board of Directors on March 8, 2004, which is posted on our website at www.tarragoncorp.com and is also available to shareholders upon written request to our corporate secretary. The Committee met once and acted by written consent one time during 2004 and twice during 2005.

Selection of Nominees for the Board

     Effective January 1, 2005, our Corporate Governance and Nominating Committee adopted a formal statement titled “Selection of Nominees for the Board – Policy and Submission Procedures for Stockholder Recommended Director Candidates,” which is posted on our website at www.tarragoncorp.com and is also available to shareholders upon written request to our corporate secretary. In accordance with this policy statement, the Committee will consider candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee may also retain a third-party executive search firm to identify candidates. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Committee in writing, delivered to our corporate secretary, with whatever supporting material the shareholder considers appropriate. The Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our bylaws relating to shareholder nominations.

     Our Bylaws provide that any shareholder entitled to vote at the annual meeting in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such intention to make the nomination has been delivered personally to, or has been mailed to and received by our corporate secretary not later than 35 nor more than 60 days prior to the meeting. If a shareholder has a suggestion for candidates for election, the shareholder should follow this procedure. Each notice from a shareholder must set forth (i) the name and address of the shareholder who intends to make the nomination and the name of the person to be nominated, (ii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such shareholder as of the record date for the meeting and as of the date of such notice, (iii) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming those persons) pursuant to which the nomination is to be made by the shareholder, (v) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules, and (vi) the consent of each nominee to serve as a director if so elected.

     Once the Committee has identified a prospective nominee, the Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination will be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee will then evaluate the prospective nominee with particular respect to:

•	the ability of the prospective nominee to represent the interests of our shareholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy, and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

•	the extent to which the prospective nominee helps the Board reflect the diversity of our shareholders, employees, customers, guests and communities; and

•	the willingness of the prospective nominee to meet any minimum equity interest holding guideline.

     The Committee will also consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees, and may interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee will make a recommendation to the full Board as to the persons who should be nominated, and the Board will determine the nominees after considering the recommendation and report of the Committee.

Code of Ethics

     Effective May 12, 2004, our Board of Directors adopted a “Code of Business Conduct and Ethics” that applies to the members of our Board and all of our executive officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This Code of Business Conduct and Ethics is posted on our website at www.tarragoncorp.com and is also available to shareholders upon written request to our corporate secretary. If, in the future, we amend, modify or waive any provision of this Code, we intend to satisfy any applicable disclosure requirement by posting such information on our website, rather than filing a Current Report on Form 8-K.

Director Compensation

     In 2004, our non-employee directors received annual compensation of $20,000 plus reimbursement of expenses for their service on the Board. In addition, these directors receive $2,000 per year for each committee of the Board on which they serve, $1,000 per year for each committee that they chair, and $1,000 per day for any special services rendered on our behalf, plus reimbursement of expenses. Directors who are also officers or employees of Tarragon do not receive any separate compensation for their services as director.

     Tarragon’s Independent Director Stock Option Plan (the “Director Plan”) provides for automatic annual grants of options to non-employee directors serving on the Board on the first day of each new fiscal year. The exercise price of all options granted under the Director Plan is equal to the market price on the grant date. The options are immediately exercisable, and expire on the earlier of the first anniversary of the date on which a director ceases to be a director or ten years from the date of grant. Pursuant to the terms of the Director Plan, each of our incumbent non-employee directors received options to purchase 2,000 shares of Tarragon common stock in January 2005, and all but Richard S. Frary received similar grants in January 2004.

Certain Relationships and Related Transactions

     With the approval of our Board of Directors, affiliates of William S. Friedman and his wife, Lucy N. Friedman have made a $20 million unsecured line of credit available to Tarragon. Advances under this line of credit bear interest at LIBOR plus 1% per annum or the lowest rate at which credit is offered to Tarragon by any third party. The line of credit matures in January 2006. The largest aggregate amount of indebtedness under the line of credit in 2004 was $3,978,880 as of August 31, 2004. Interest of $12,000 accrued during the year. As of December 31, 2004, there was no balance outstanding.

     As an accommodation to Tarragon, Mr. and Mrs. Friedman and their affiliates have pledged approximately one million shares of Tarragon common stock as partial security for a $20.2 million line of credit with a bank. In addition, Mr. Friedman pledged approximately 375,000 shares of Tarragon common stock to secure a $2 million line of credit from another bank, which was repaid in full and expired by its terms in August 2004. We have agreed to indemnify Mr. and Mrs. Friedman and their affiliates from any loss, cost, or liability associated with these accommodation pledges or the lines of credit. As collateral for our indemnification obligations, we have agreed to pledge shares of our treasury stock to Mr. and Mrs. Friedman and their affiliates. They currently hold 597,094 shares of our treasury stock as collateral for these obligations.

     In February 2000, Tarragon entered into an agreement to acquire the interests of Robert C. Rohdie and his affiliates in ten apartment communities. Mr. Rohdie, Tarragon’s partner in the development of these projects, contributed his equity interests to Tarragon Development Company, LLC (“TDC”), an operating entity formed by Tarragon, in exchange for a preferred interest in TDC of $10 million.

     Mr. Rohdie’s preferred interest earns a guaranteed return. For 80% of the preferred interest, it is a guaranteed fixed return of 5% for the first two years, increasing by 1% per year until it reaches 10% in year seven. The remaining 20% of the preferred interest is due an amount equal to the cash dividends payable, if any, on 668,097 shares (adjusted to give effect to the February 2005 three-for-two stock split) of Tarragon common stock. Mr. Rohdie received distributions of $421,889 in 2004 in payment of his guaranteed return.

     Mr. Rohdie has the right to convert his preferred interest in TDC into 668,097 post-split shares of our common stock and preferred stock with a face value of $8 million and a like dividend to his guaranteed fixed return. If we do not have available an issue of preferred stock outstanding at the time of the conversion, or at our discretion, we may pay Mr. Rohdie the cash value of his preferred interest over three years. Beginning in February 2006, Mr. Rohdie may elect to convert his preferred interest into cash, payable over three years. The cash value that would be payable to Mr. Rohdie for the conversion of his preferred interest is equal to the sum of (1) the liquidation preference multiplied by the number of shares of preferred stock payable upon conversion (483,333 shares as of December 31, 2004) and (2) the market value of 668,097 post-split shares of our common stock. As of December 31, 2004, the cash value was $13,768,163.

     In 1997, Tarragon formed Ansonia Apartments, L.P. with Richard S. Frary, Joel Mael, Robert Rothenberg and Saul Spitz. Messrs. Frary, Mael, Rothenberg and Spitz are members in Ansonia LLC, a New York limited liability company. In 1999, Eileen Swenson was admitted as a member of Ansonia LLC. Ansonia LLC is a limited partner in Ansonia Apartments LP, a Delaware limited partnership in which the general partner is a subsidiary of Tarragon. Ansonia Apartments LP currently owns 11 apartment properties located primarily in Connecticut. Tarragon’s investment in Ansonia Apartments LP was fully recovered in 2002 from distributions to the partners of cash proceeds from property sales, mortgage refinancings, supplemental mortgages and property operations. In 2004, Tarragon received cash distributions of $4,854,462 from Ansonia Apartments LP in connection with refinancings and supplemental mortgages on four of its properties. Mr. Rothenberg, Mr. Spitz, Mr. Frary, and Ms. Swenson received cash distributions of $785,502, $523,548, $328,614, and $115,506 respectively in 2004. Messrs. Rothenberg and Spitz and Ms. Swenson joined Tarragon as executive officers, and Mr. Rothenberg was appointed as a member of our Board of Directors, in September 2000. Mr. Frary was appointed as a member of our Board of Directors in April 2004.

     In November 1999, Tarragon and Richard S. Frary formed Tarragon Calistoga LLC, a Nevada limited liability company. Frary is a member holding a 20% interest, and Tarragon holds the other 80% interest and is the Manager. Tarragon Calistoga LLC owns (i) a 5% member interest in Calistoga Ranch Owners LLC, a California limited liability company, which owns a property development in Napa Valley, California, and (ii) a 25% member interest in CR Tarragon Palm Springs LLC, a California limited liability company, which owns a Palm Springs, California resort development. In June 2001, Frary received $133,289.50 in distributions from Tarragon Calistoga LLC, of which $100,000 was a return of his initial investment contribution, and Tarragon received $533,157.99. Frary has since made additional net contributions to Tarragon Calistoga LLC of approximately $229,284.

     In November 2000, Tarragon formed Ansonia Liberty LLC, a Connecticut limited liability company, for the purpose of acquiring a 124-unit apartment community located in New Haven, Connecticut. In October 2001, Richard S. Frary acquired a 10% member interest in Ansonia Liberty LLC. Tarragon’s investment in Ansonia Liberty LLC was fully recovered in 2002 from distributions to the members of cash proceeds from refinancing of the mortgage secured by the property. In 2004, Tarragon received cash distributions of $158,408 and Mr. Frary received cash distributions totaling $17,601 from Ansonia Liberty LLC.

     We believe that the foregoing transactions were at least as advantageous to us as we could have obtained from unrelated third parties.

Report of the Audit Committee
of the Board of Directors

     The Audit Committee oversees Tarragon’s auditing, accounting and financial reporting processes on behalf of the Board. The Audit Committee also recommends to the Board of Directors the selection of Tarragon’s independent accountants.

     Tarragon’s management is responsible for preparing Tarragon’s financial statements and for maintaining internal controls. The independent auditors are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of Tarragon in conformity with generally accepted accounting principles. The Audit Committee’s job is one of oversight as set forth in its charter.

     The Audit Committee has reviewed and discussed the audited consolidated financial statements of the company for the 2004 fiscal year with management, and has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU sec. 380) which includes, among other things, matters related to the conduct of the audit of the company’s financial statements. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with representatives of the independent auditors their independence.

     Based upon the review and the discussions described above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of Grant Thornton LLP as the Company’s independent auditors for fiscal year 2005.

AUDIT COMMITTEE

     Raymond V.J. Schrag           Lawrence G. Schafran                Willie K. Davis

Use of Report of the Audit Committee

     In accordance with and to the extent permitted by applicable law or regulation, the information contained in the foregoing Report of the Audit Committee and the Audit Committee Charter is not “soliciting material” and is not to be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Independent Auditors Fees

     The aggregate fees billed by Grant Thornton LLP for professional services rendered during the fiscal years ended December 31, 2004 and 2003 are described below.

     Audit Fees

     Fees for audit services totaled approximately $893,221 in 2004 and $298,771 in 2003. Fees for audit services include the annual audit of our financial statements and management’s assessment of the effectiveness of internal control over financial reporting, as well as the review of our Quarterly Reports on Form 10-Q, registration statements filed with the SEC, other SEC filings and consents.

     Audit Related Fees

     Fees for audit related services were $0 in 2004, and approximately $24,152 in 2003. Audit related services include accounting consultation regarding the application of accounting principles generally accepted in the United States of America to proposed transactions.

     Tax Fees

          Fees for tax services, including tax compliance services, tax accounting consultation, tax advice and planning, totaled approximately $111,090 in 2004 and $71,558 in 2003.

Audit Committee Pre-Approval Policies

     The Audit Committee has adopted a Pre-Approval Policy for Audit and Non-Audit Services, which describes generally the audit, audit-related, tax and other permitted services that have been pre-approved by the Committee, as well as those services that require specific pre-approval by the Committee. The list of pre-approved services will be reviewed and approved annually. The Audit Committee may delegate its pre-approval authority to either the chairperson or another member of the Committee, provided that the services requiring pre-approval do not exceed $25,000 in value. The Audit Committee approved or pre-approved all of the services described in the paragraphs above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF AUDITORS

     Our Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Grant Thornton LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2005 and to conduct quarterly reviews through September 30, 2005, and has directed that its selection of independent auditors be submitted for ratification by the shareholders at the annual meeting. The affirmative vote of a majority of eligible shares present at the annual meeting, in person or by proxy, and voting on the matter is required to ratify the selection of Grant Thornton LLP. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

     Grant Thornton LLP has served as our independent auditors for the 2002, 2003 and 2004 fiscal years. Representatives of Grant Thornton LLP have been invited to attend and are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions from shareholders.

     The Board of Directors recommends that you vote FOR the approval and ratification of Grant Thornton LLP as independent auditors.

MANAGEMENT

     Messrs. Friedman, Rohdie and Rothenberg currently serve as executive officers of Tarragon. Their positions with Tarragon are not subject to a vote of shareholders. All of our executive officers serve at the discretion of our Board of Directors and the Chief Executive Officer. No family relationships exist among any of our directors or executive officers.

Executive Compensation

     The following table reflects the compensation paid to our Chief Executive Officer and each of our four most highly compensated executive officers (collectively, the “named executive officers”) in fiscal years 2002, 2003 and 2004 for services rendered to Tarragon and its subsidiaries.

Summary Compensation Table

					Long Term
					Compensation Awards
					Securities Underlying
		Annual			Options/SARs
Name	Principal Position	Compensation			(Number of Shares) (1)
		Year	Salary	Bonus
William S.	Chief Executive Officer	2004	$350,000	$400,000	45,000
Friedman	Director	2003	$300,000	$225,000	—
		2002	$300,000	—	—

Robert P.	President	2004	$350,000	$400,000	45,000
Rothenberg	Chief Operating Officer	2003	$312,500	$225,000	—
	Director	2002	$300,000	$200,000	61,875

Robert C.	President and CEO,	2004	$350,000	$400,000	45,000
Rohdie	Tarragon Development Corporation;	2003	$312,500	$225,000	—
	Director	2002	$300,000	$200,000	247,500	(2)

Todd M. Schefler	Executive Vice President –	2004	$275,000	$360,000	9,000
	Development	2003	$250,000	$250,000	14,063
		2002	$175,000	$200,000	15,469

James M. Cauley, Jr.	President, Tarragon South
	Development Corporation	2004	$290,000	$325,000	121,875

(1) All awards have been adjusted, as applicable, for a 10% stock dividend on April 26, 2002; a 3-for-2 stock split effective February 14, 2003; a 5-for-4 stock split effective January 15, 2004; and a 3-for-2 stock split effective February 10, 2005.

(2) See also “Certain Relationships and Related Transactions” for a discussion of Mr. Rohdie’s rights in a joint venture with Tarragon.

     The following table shows the stock options granted during 2004, if any, to each of our named executive officers.

Option/SAR Grants in Last Fiscal Year

Individual Grants
	Number of		Percent of Total
	Securities		Options/SARs	Exercise or	Expiration	Grant Date
Name	Underlying		Granted to	Base Price	Date	Present
	Options/SARs		Employees in	($/Sh)(1)		Value
	Granted (1)		Fiscal Year			$(2)
William S.
Friedman	45,000	(3)	8.8%	$16.33	1/20/2015	$143,443
Robert P.
Rothenberg	45,000	(3)	8.8%	$16.33	1/20/2015	$143,443
Robert C.
Rohdie	45,000	(3)	8.8%	$16.33	1/20/2015	$143,443
Todd M.
Schefler	9,000	(3)	1.8%	$16.33	1/20/2015	$28,689
James M.	46,875		9.2%	$7.57	1/26/2014	$132,319
Cauley, Jr.	37,500		7.4%	$9.17	12/3/2014	$92,237
	37,500	(3)	7.4%	$16.33	1/20/2015	$119,536

(1)These options have been adjusted, as applicable, for a 3-for-2 stock split effective February 10, 2005.

(2)The grant date present value represents the fair value calculated with the Black-Scholes option valuation model using the following weighted average assumptions:

•	options are assumed to be exercised in five years;

•	expected volatility is 20%;

•	the risk free rate of return is 3.77%;

•	the dividend yield is 0%; and

•	forfeitures of 2% are assumed.

(3)Granted on January 20, 2005.

     The following table shows the stock options exercised during 2004, if any, and fiscal year end option values for each of our named executive officers.

Aggregated Option/SAR Exercises in Fiscal Year 2004
and Fiscal Year-End Option/SAR Values

Number of
Securities
			Underlying	Value of Unexercised
	Shares		Unexercised	In-the-Money
	Acquired on		Options/SARs at	Options/SARs at
	Exercise	Value Realized	Fiscal Year End	Fiscal Year End
Name	(#)	($)	(#)(1)	($)(1)
			Exercisable/	Exercisable/
			Unexercisable	Unexercisable

William S. Friedman	836,667	$3,175,252	1,305,287/30,000	$5,594,721/$489,900

Robert P. Rothenberg			1,060,688/67,125	$3,558,070/$648,180
Robert C. Rohdie			114,000/178,500	$667,030/$1,123,020

Todd M. Schefler			66,450/40,144	$266,710/$242,360

James M. Cauley, Jr.			12,500/100,000	$204,125/$1,107,000

(1)Includes SARs granted on January 20, 2005.

Compensation Committee Interlocks and Insider Participation

     The Executive Compensation Committee currently consists of Lance Liebman, Carl B. Weisbrod, Raymond V.J. Schrag and Lawrence Schafran, who are all independent members of our Board of Directors. None of the members of the committee are current or former employees of Tarragon or any of our subsidiaries.

Executive Compensation Committee Report on Executive Compensation

     The Executive Compensation Committee establishes compensation policies, reviews and approves executive compensation programs, administers Tarragon’s option plans and authorizes option grants and other stock based incentive awards. Tarragon’s compensation policies, as established by the Committee, are based on the principle that compensation should, to the extent possible, reflect the financial performance of the company and the individual’s performance and contribution to the company’s success, as well as provide long and short-term employment incentives.

     Historically, Tarragon’s compensation policy has been to provide all employees with a total compensation package that includes a competitive salary, an incentive bonus based upon individual performance, competitive benefits and an efficient, worker-friendly workplace environment. In addition, most employees are eligible to receive qualified incentive stock options or stock appreciation rights under Tarragon’s stock option plans, which were established to reward and motivate employees by providing them with an opportunity to acquire a proprietary interest in Tarragon and aligning their interests with those of our shareholders.

Compensation Policies applicable to Executive Officers

     The Committee seeks to ensure an executive compensation program that supports our mission – to maximize shareholder value. Thus, Tarragon’s executive compensation policies are based upon the following tenets:

•	Total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that depends upon the company’s achievements and the individual’s performance goals.

•	Management should be focused on the long-term interests of shareholders. Thus, some portion of the compensation must be long-term, at-risk pay in the form of stock options or stock appreciation rights.

•	We must maintain our ability to attract, retain and encourage the development of qualified, capable executives. Total compensation opportunities should mirror those offered by organizations of comparable size within the real estate industry; for those positions where the labor market is not limited to the real estate industry; we must reference broader general industry information for similar-sized organizations.

     The compensation structure of our executive officers includes three components – base salary, a short-term incentive award paid as a cash bonus, and a long-term incentive award in the form of stock options or stock appreciation rights payable in stock. Executive salaries have been set at levels designed to allow Tarragon to attract, inspire and retain the highly qualified real estate professionals essential to the company’s continued success. Tarragon’s executive officers are paid salaries in line with their experience and responsibilities, and salary increases are based upon the executive’s past performance, current level of contribution and future potential, as well as the relevant labor market. Peer group compensation practices are also taken into consideration. The comparative group used for compensation purposes will generally be broader than the group that comprises the published industry index in the performance graph included in this proxy statement. The Committee believes that our competition for executive talent is not limited to the companies included in the published industry index established for comparing shareholder returns. Typically, executive salaries are reviewed annually.

     Short and long term incentive awards are based upon the executive’s measure of success in attaining both individual and company performance goals, and are designed to provide motivation for executive performance that results in continuing improvements in the company’s financial results and condition over both the short and long term. In addition, long-term incentive awards in the form of stock option grants or stock appreciation rights may also be based on various subjective factors, primarily relating to the responsibilities of the individual executive and his or her expected future contributions and prior option grants.

     Effective December 2004, the Board of Directors adopted a Development Incentive Compensation Program that established a three-tier bonus pool equal to 8% of the estimated net pre-tax profits earned or to be earned by Tarragon on all development projects, payable in cash and stock appreciation rights equal in potential value to 25% of the cash bonus awarded, based on our stock price on the date of grant. Senior development executives are eligible for a bonus tied directly to the success and profitability of the specific projects under their supervision and control. In addition, all development executives, members of their development teams and divisional personnel are eligible for bonuses based on the estimated net, pre-tax profit of all development projects undertaken by the company. The program was specifically designed as an incentive to development executives to maximize profitability of their own projects by providing an opportunity to benefit directly from the success of those projects, while also fostering cooperation and team spirit across all personnel, by allowing everyone to share in the profitability of the development projects undertaken by the company as a whole. The CEO and other named executive officers are also eligible under the Development Incentive Compensation Program, although the actual bonus and equity awards which might be payable to them annually are subject to the review and approval of the Executive Compensation Committee, in its absolute discretion.

     Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for annual compensation paid to the named executive officers to $1 million, unless certain requirements are met. The Committee will consider the impact of this provision when making compensation decisions. However, the Committee will weigh all pertinent factors to determine appropriate plan design and incentive awards.

2004 CEO Compensation

     During 2004, William S. Friedman, our Chief Executive Officer, received a base salary of $350,000, a cash bonus of $400,000 and a long-term incentive award of 45,000 stock appreciation rights (as adjusted for a February 2005 3-for-2 stock split) payable in stock, and capped at a value of $10 per share. The Committee approved Mr. Friedman’s 2004 salary based in part upon its review of a preliminary market study of executive compensation in comparable homebuilding and real estate investment companies, prepared at the Committee’s request, as well as upon Mr. Friedman’s compensation history, experience and responsibilities with the company. At fiscal year end, the Committee approved a cash bonus and long-term incentive award for Mr. Friedman, to reward his success in achieving company goals, as measured by Tarragon’s increased profitability, record revenues and share price appreciation during 2004. In determining the reasonableness of Mr. Friedman’s overall compensation package for 2004, the Committee also considered Mr. Friedman’s leading role in the completion of a successful bond offering, the several new homebuilding projects he guided during the year, his role in recruiting and mentoring senior executives and his eligibility for the bonus and long-term award under Tarragon’s Development Incentive Compensation Program.

EXECUTIVE COMPENSATION COMMITTEE

Lance Liebman	Lawrence G. Schafran

Raymond V.J. Schrag	Carl B. Weisbrod

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information concerning the holdings of each person known to Tarragon to be the beneficial owner of more than five percent of our common stock, of each director and named executive officer, and of all of Tarragon’s directors and executive officers as a group. This information was furnished to Tarragon by the respective director, officer, or shareholder.

	Amount and Nature		Approximate
Name of	of Beneficial		Percent of
Beneficial Owner	Ownership		Class (1)
Lucy N. Friedman	11,858,552	(2)(3)(5)	48.8%
		(6)

William S. Friedman	12,043,709	(2)(3)(4)	49.2%
		(5)(6)

Richard S. Frary	78,442	(7)	*

Lance Liebman	92,909	(8)	*

L. G. Schafran	85,504	(9)	*

Raymond V.J. Schrag	260,269	(10)	1.1%

Carl B. Weisbrod	88,669	(11)	*

Willie K. Davis	41,599	(12)	*

Robert C. Rohdie	353,003	(13)	1.4%

Robert P. Rothenberg	1,106,294	(14)	4.4%

James M. Cauley, Jr.	20,000	(15)	*

Todd Schefler	81,165	(16)	*

All Directors and Executive	15,025,365	(3)(4)(5)(7)(8)	56.4%
Officers as a group		(9)(10)(11)(12)
(22 individuals)		(13)(14)(15)(16)

*	Less than 1%.

(1)	Percentages are based upon 24,304,638 shares of common stock outstanding at April 15, 2005.

(2)	Includes 5,374,074 shares owned by Mrs. Friedman directly. Mrs. Friedman also owns 1,000 shares of Tarragon’s 10% cumulative preferred stock. Mrs. Friedman is the spouse of William S. Friedman, our Chief Executive Officer and Chairman of our Board of Directors.

(3)	Includes 3,739,998 shares owned by William S. Friedman directly.

(4)	Includes 170,157 shares covered by one presently exercisable option, and 15,000 shares covered by one presently exercisable stock appreciation right agreement.

(5)	Includes 424,488 shares owned by Tarragon Capital Corporation, of which Mr. and Mrs. Friedman are executive officers and directors; 446,977 shares owned by Tarragon Partners, Ltd., of which Mr. and Mrs. Friedman are limited partners and Tarragon Capital is the general partner; and 1,873,015 shares owned by Beachwold Partners, L.P., in which Mr. Friedman is the general partner and Mrs. Friedman and their four children are the limited partners.

(6)	Does not include 264,314 shares of Tarragon common stock and 1,000 shares of Tarragon’s 10% cumulative preferred stock owned by Mr. and Mrs. Friedman’s adult son, Ezra Friedman; 277,056 shares of common stock and 500 shares of Tarragon’s 10% cumulative preferred stock owned by Mr. and Mrs. Friedman’s adult daughter, Tanya Friedman; 157,153 shares of common stock owned by Mr. and Mrs. Friedman’s adult son, Gideon Friedman; or 160,458 shares of common stock owned by Mr. and Mrs. Friedman’s adult son, Samuel Friedman. Mr. and Mrs. Friedman disclaim beneficial ownership of all such shares.

(7)	Includes 75,442 shares owned by Mr. Frary directly, and 3,000 shares covered by one presently exercisable option.

(8)	Includes 7,402 shares owned by Mr. Liebman directly and 85,507 shares covered by eleven separate presently exercisable options.

(9)	Includes 85,504 shares owned by Mr. Schafran directly.

(10)	Includes 215,275 shares owned by Mr. Schrag directly, and 27,980 shares held by Mr. Schrag as trustee. Also includes 17,014 shares owned by Mr. Schrag’s wife, Jean Schrag, individually. It does not include 6,345 shares owned by Mr. and Mrs. Schrag’s adult daughter, Rebecca, or 6,345 shares owned by Mr. and Mrs. Schrag’s adult son, Ben. It does not include 570,064 shares held by Mr. Schrag as executor for the estate of Jane P. Norman, the deceased parent of Lucy N. Friedman, or 34,872 shares held by Mrs. Schrag as executor for the estate of Michael Goodwin. Mr. and Mrs. Schrag disclaim beneficial ownership of all such shares.

(11)	Includes 20,609 shares owned by Mr. Weisbrod directly and 68,060 shares covered by ten separate presently exercisable options.

(12)	Includes 38,599 shares owned by Mr. Davis directly and 3,000 shares covered by one presently exercisable option.

(13)	Includes 187,294 shares owned by Robert C. Rohdie and Rohdhouse Investments, Inc., a Florida corporation owned by Mr. Rohdie, and 2,209 shares owned by his spouse. Also includes 148,500 shares covered by one presently exercisable option and 15,000 shares covered by one presently exercisable stock appreciation right agreement. See also “Certain Relationships and Related Transactions” for a discussion of Mr. Rohdie’s interest in a joint venture with Tarragon.

(14)	Includes 33,232 shares owned by Mr. Rothenberg directly, 1,058,062 shares covered by three presently exercisable options, and 15,000 shares covered by one presently exercisable stock appreciation right agreement. Mr. Rothenberg also owns 8,333 shares of Tarragon’s 10% cumulative preferred stock.

(15)	Includes 7,500 shares covered by one presently exercisable option and 12,500 shares covered by one presently exercisable stock appreciation right agreement.

(16)	Includes 4,815 shares owned by Mr. Schefler directly, 73,350 shares covered by four presently exercisable options, and 3,000 shares covered by one presently exercisable stock appreciation right agreement.

Compliance with Section 16(a) Reporting Requirements

     Section 16(a) of the Exchange Act requires that our directors, executive officers, and persons holding more than ten percent of our common stock file initial reports of ownership of the common stock and reports of any changes in that ownership to the SEC. Specific due dates for these reports have been established, and Tarragon is required to report any failure to file by these dates during fiscal 2004.

To our knowledge, based solely upon the written representations of our incumbent directors, executive officers, and ten percent shareholders and copies of the reports that they have filed with the SEC, these filing requirements were satisfied during 2004 except that a report on Form 4 for Willie K. Davis was filed late.

PERFORMANCE GRAPH

     The following performance graph and table compare the cumulative total shareholder return on Tarragon’s common stock for the five year period ended December 31, 2004, with the cumulative total return on the Russell 2000 Stock Index (“Russell 2000 Index”) and a peer group composed of Forest City Enterprises, Gables Residential Trust, Hovnanian Enterprises, Toll Brothers, Inc., and WCI Communities (“Peer Group”) over the same period. The comparison assumes that $100 was invested on December 31, 1999 in Tarragon common stock and in each of the indices and further assumes the reinvestment of all dividends. The shareholder return shown on the graph below is not necessarily indicative of future performance.

Comparison Of Cumulative Total Returns
For The Five Years Ended December 31, 2003
Among Tarragon, Russell 2000 Index, and Peer Group

	1999	2000	2001	2002	2003	2004
Tarragon	100.00	109.76	143.28	180.63	292.37	396.02
Peer Group	100.00	168.41	209.16	151.26	286.31	396.27
Russell 2000	100.00	97.43	99.86	79.40	118.81	139.00

FINANCIAL STATEMENTS

     The audited financial statements of Tarragon in comparative form as of December 31, 2004 and 2003 are contained in the 2004 Annual Report to Shareholders, which is being delivered to shareholders with this proxy statement. Neither the Annual Report nor the financial statements contained in it should be considered a part of this solicitation.

OTHER MATTERS

     The Board of Directors does not know of any other matters to be brought before the annual meeting. If, however, any other matters should properly come before the annual meeting, the persons named in the accompanying proxy will vote the shares of common stock represented by duly executed proxies in accordance with their best judgment.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

     Shareholders who wish to communicate with the Board of Directors, or with any individual member or committee of the Board of Directors, may send letters c/o Kathryn Mansfield, corporate secretary, 3100 Monticello Avenue, Suite 200, Dallas, Texas 75205. All written communications should clearly specify whether they are intended for the entire Board of Directors, a committee of the Board of Directors, or to one or more particular director(s). All written communications will be forwarded to the appropriate director(s). Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the chairman of the Audit Committee.

FUTURE PROPOSALS OF SHAREHOLDERS

     If you want to present a shareholder proposal at Tarragon’s next annual meeting, your proposal must be delivered to Kathryn Mansfield, corporate secretary, 3100 Monticello, Suite 200, Dallas, Texas 75205, by registered or certified mail, not later than January 30, 2006 in order for it to be considered for inclusion in our proxy statement and form of proxy for that meeting.

SOLICITATION OF PROXIES

     This proxy statement is furnished to shareholders to solicit proxies on behalf of the Board of Directors of Tarragon. The cost of soliciting proxies will be borne by Tarragon. Directors and officers of Tarragon may, without any additional compensation, solicit proxies by mail, in person or by telecommunication.

COPIES OF TARRAGON’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004 ON FORM 10-K ARE AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO TARRAGON CORPORATION, 1775 BROADWAY, 23rd FLOOR, NEW YORK, NEW YORK 10019, ATTN: INVESTOR RELATIONS.

Dated: May 2, 2005	BY ORDER OF THE BOARD OF DIRECTORS
/s/ Kathryn Mansfield
Kathryn Mansfield
Executive Vice President,
Secretary and General Counsel

PROXY

TARRAGON CORPORATION

      This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on June 15, 2005.

      The undersigned shareholder of TARRAGON CORPORATION hereby appoints WILLIAM S. FRIEDMAN and CARL B. WEISBROD, each with full power of substitution, as attorneys and proxies to vote all shares of Common Stock, par value $0.01 per share, of TARRAGON CORPORATION which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on June 15, 2005 at 9:00 a.m., local New York City time, at the NASDAQ Stock Market, 4 Times Square (43rd and Broadway) New York, New York 10036, or any adjournment(s) thereof, with all powers the undersigned would possess if personally present, as indicated below, for the transaction of such other business as may properly come before said meeting or any adjournment(s) thereof, all as set forth in the May 2, 2005 Proxy Statement for said meeting:

      THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR ALL NOMINEES, FOR RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS, AND ON OTHER MATTERS THAT MAY COME BEFORE SAID MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PERSONS.

	1.	Election of Directors	☐ For All Nominees (except as marked to the contrary) ☐ Withhold Authority For All Nominees listed below

Willie K. Davis; Richard S. Frary; William S. Friedman; Lance Liebman; Robert C. Rohdie; Robert P. Rothenberg; Lawrence G. Schafran; Raymond V.J. Schrag; Carl B. Weisbrod

Instruction:		To withhold authority to vote for any individual nominee, strike a line through the nominee’s name listed above.

	2.	Ratification of the Appointment of Grant Thornton LLP as Independent Auditors ☐ For ☐ Against ☐ Abstain

	3.	In their discretion on any other matters which may properly come before the meeting or any adjournment(s) thereof.

Note: Please sign exactly as your name or names appear hereon. When there is more than one owner, each must sign. When signing as an agent, attorney, administrator, executor, guardian or trustee, please indicate your title as such. If executed by a corporation, the proxy should be signed by a duly-authorized officer who should indicate his title. If a partnership, please sign in partnership name by an authorized person. Please date, sign and mail this proxy card in the enclosed envelope for which no postage is required if mailed in the United States
Please Sign Here	Dated: , 2005